SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (hereinafter the "Agreement") is made by and between Royal Mines and Minerals Corp, a Nevada corporation (hereinafter the "Company") having its principal place of business at 2580 Anthem Village Dr., #112, Henderson, Nevada, 89052, and William C. Tao, Ph.D., (hereinafter the "Executive"), having a place of residence at 3135 Villa Marbella Circle, Reno, Nevada, 89502.

WITNESSETH

WHEREAS, the Executive is one of the Founders of the Company;

WHEREAS, the Executive on October 7, 2007 agreed to serve as the President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, and sole Director of the Company when the Company registered as a Publicly Traded Company on the Over-The-Counter Bulletin Board of the United States Securities Exchange Commission (SEC);

WHEREAS, the Executive on February 1, 2008 resigned as Chief Financial Officer and Treasurer and agreed to continue to serve as President, Secretary, Chief Executive Officer, Chairman of the Board of Directors, and Director of the Company;

WHEREAS, the Company and Executive have expressly agreed to terminate the existing employment relationship and to mutually release each other from any claims and liabilities arising from or related to the employment relationship.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as the "Parties") hereby agree as follows:

1. RESIGNATION AND AMICABLE SEPARATION.

        (a) Executive and the Company agree to the following terms with respect to the resignation of Executive's employment with the Company:

                    (i) Executive shall submit his resignation as President, Secretary, Chief Executive Officer, and Director of the Company within one (1) business day after the Company completes and fulfills its obligations as stated in Sections 5 and 6 of this Agreement.

2. SEVERANCE PAYMENT. There is no severance payment associated with this Agreement.

3. EXECUTIVE BENEFITS. The Company and its Board of Directors have not established any employee benefit plan for senior management.

4. LIFTING OF RESTRICTED LEGEND OF ISSUED STOCK. The Company agrees to the following cooperative steps in authorizing the lifting of various restricted legend(s) currently attached to Executive’s stock certificates of the Company:

        (a) Executive may obtain from any independent counsel external to the Company a Seller Declaration and Representation Letter and Legal Opinion Letter regarding the removal of SEC restricted legend(s) on common shares of the Company currently owned by the Executive;

        (b) Company will issue a written statement of concurrence to Legal Opinion Letter obtained per Section 4 (a) at no cost to the Executive;

        (c) Company will use best efforts and cooperate fully with Executive in notifying the Stock Transfer Agent to execute the removal of the restricted legend(s) and re-issuance of new stock certificates;

        (d) Company and Executive mutually agree that the steps outlined in Section 4(a) to 4(c) will be performed a maximum of two times: The first time for the lifting of restricted legend(s) on Company stock identified by Executive will be anytime between the Effective Date and ninety (90) days from the Effective Date; the second time for the lifting of restricted legend(s) on Company stock identified by Executive will be anytime after ninety (90) days from the Effective Date.

        (e) Company’s obligations in Section 4(b) to 4(c) will be subjected to SEC Rule 144 being applicable for the proposed sale by the Executive of the Company stock.

5. BACKWAGES, UNPAID EXPENSES, AND STOCK OPTIONS. The Company acknowledges the amount of $67,500.00 USD and $67,728.00 USD owed to the Executive as unpaid back wages and unpaid expenses, respectively. The Company further acknowledges and agrees that the Executive will retain the fully vested options to purchase 1,500,000 shares of the Company’s Common Stock granted under the Company’s 2008 Stock Incentive Plan with an exercise price of $0.74 USD per share and an exercise expiration date of January 31, 2010.

6. PAYMENT OF BACKWAGES AND UNPAID EXPENSES. The Company agrees to pay the Executive by converting the unpaid back wages and unpaid expenses owed to Executive as stated in Section 5 into Company Common Stock at $0.30 USD per share with one warrant share attached per common share with exercise price of $0.50 USD per warrant share for a period of two (2) years, and issuing the shares and warrants to STI SWISS Trade and Investment AG as fully paid for subscription. The total of 450,760 shares and 450,760 warrants will be issued no later than the Effective Date of this Agreement.

7. RELEASE OF CLAIMS. In consideration for the obligations of both parties set forth in this Agreement, Executive and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, Executives, investors, stockholders, administrators, predecessor, successor and affiliate corporations, and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, Executives, investors (and officers and directors thereof), stockholders, administrators, predecessor, successor and affiliate corporations, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

        (a) any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship and the appointment of any officers or directors of the Company in connection with such termination;

        (b) any and all claims relating to or arising from Executive's right to purchase, or actual purchase or sale of shares of stock of the Company, including, without limitation, any claim for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

        (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; defamation; personal injury, assault; battery; invasion of privacy; false imprisonment; and conversion;

        (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Nevada Labor Laws and Regulations;

        (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

        (f) any and all claims for both party’s legal counsels’ and attorneys’ fees and costs.

The Company and Executive expressly agree that the release set forth in this Section 7 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified or breach under this Agreement.

8. CIVIL CODE RESTRICTION OF GENERAL RELEASE. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Executive and the Company acknowledge that they have been advised by legal counsel regarding the provisions of Nevada Labor Laws and Regulations and the Nevada Statues, Codes and Regulations, and the Parties agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

9. CONFIDENTIAL AND PROPRIETARY INFORMATION. The Company and Executive acknowledge that the Parties have not executed any Confidentiality Agreement, Proprietary Information Protection Agreement, Inventions Assignment Agreement, or any other form of agreement dealing with confidentiality, invention assignment, proprietary information protection, and intellectual property ownership and recordation. The Company agrees not to hold the Executive responsible or liable for maintaining confidentiality and/or protection of any trade secrets, patents, patent applications, price decisions or determinations, inventions, customers list, proprietary information or other intellectual property of the Company.

10. INTELLECTUAL PROPERTY RIGHTS. The Company acknowledges that all legal and beneficial ownership of all future intellectual property rights in and to the data, information, process, business models, and commercialization methodology developed or acquired by the Executive prior to and after the termination of Executive’s employment with the Company, including without limitation the following:

(a)	Mechano-Chemical In-Situ Mill Leaching (MCISML) processing methodology;

(b)	ESMP methodology, terminology and concept, including but not limited to:

	(i)	Environmental Sustainable Minerals Processing;

	(ii)	Environmental Sustainable Metals Processing;

	(iii)	Environmental Sustainable Materials Processing;

	(iv)	Environmental Sustainable Mining Process;

(c)	ESMP methodology as applied to extraction and separation of precious and base metals from electronic recycled waste, circuit boards, and electronic components;

(hereinafter the “IP Materials”) belong solely and exclusively to the Executive with all rights to apply the IP Materials to any business endeavor. The Company further acknowledges that it will not use any of the IP Materials outlined in Sec 10 (a), (b), and (c) in any communication, corporate disclosures, advertisement of capabilities, and solicitation of any form.

11. NONCOMPETITION AND NONSOLICITATION. The Company and Executive acknowledge that the Parties have not executed any agreement or form of agreement involving non-competition and/or non-solicitation. The Company agrees not to restrict Executive at any time, directly or indirectly, to engage in, or have any interest in any person, firm, corporation or business (whether as an executive, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that engages in any activity that is in direct competition with the Company.

The Parties intend that the covenant contained in Section 10 shall be construed as a series of separate covenants, one for each county or other geographic or political subdivision of each jurisdiction in which the Company conducts business. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then the unenforceable covenant shall be deemed eliminated from the provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

12. NON-DISPARAGEMENT. Each Party agrees to refrain from any disparagement, defamation, slander of the other, or tortious interference with the contracts, contacts, and business relationships of the other.

13. TAX CONSEQUENCES. The Company agrees to assume any local, state and/or federal tax consequences and/or liabilities associated with the conversion of Executive’s back wages and expenses stated in Sections 5 and 6, indebtedness from the Company to the Executive, to the issuance of common stock to STI SWISS Trade and Investment AG. Company further agrees to indemnify and hold the Executive harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Executive or Company for any amounts claimed due on account of Company's failure to pay local, federal or state taxes or damages sustained by the Company and Executive by reason of any such claims, including reasonable attorneys' fees.

14. NO ADMISSION OF LIABILITY. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

15. COSTS. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement, except that the Company will be responsible for any fees and costs arising from events outlined and completed by Company in Sections 4, 5, 6, and 13 of this Agreement.

16. INDEMNIFICATION. In the event Executive was, is or has become a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a claim by reasons of (or arising in part out of) an Indemnifiable Event (as defined below), Company shall indemnify Executive to the fullest extent permitted by law and upon receipt of an appropriate undertaking in accordance with Nevada General Corporation Law against any and all reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement) of such claim. For purposes of this Agreement, "Indemnifiable Event" means any event or occurrence that takes place either prior to or after the execution of this Agreement related to the fact that Executive is or was an officer, director, Executive, agent or fiduciary of Company, or is or was serving at the request of Company as a director, officer, Executive, trustee, agent or fiduciary of another corporation, partnership, joint venture, Executive benefit plan, trust or other enterprise, or by reason of anything done or not done by Executive in any such capacity.

17. AUTHORITY. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. NO REPRESENTATIONS. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

19. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

20. ARBITRATION. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Washoe County before the American Arbitration Association under its Nevada Labor Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys' fees and costs. The Parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

21. ENTIRE AGREEMENT. This Agreement, and any exhibits hereto, represent the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's relationship with the Company and his compensation by the Company, other than Executive’s ownership of Company issued stock, Stock Option Agreements, and issuance of Company stock to STI SWISS Trade and Investment AG as identified in Sections 4, 5, and 6.

22. NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Executive and the Company.

23. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nevada, without regard to its conflicts of law provisions.

24. EFFECTIVE DATE. This Agreement is effective immediately after all Parties on the Signatory Page have executed and signed the Agreement.

25. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. ASSIGNMENT. This Agreement may not be assigned by Executive or the Company to any third party without the prior written consent of the other party.

27. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

     (a) they have read this Agreement;

     (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

     (c) they understand the terms and consequences of this Agreement and of the releases it contains; and

     (d) they are fully aware of the legal and binding effect of this Agreement.

28. The above Recitals are hereby made a part of this Agreement.

This Agreement must be executed with the attachment of all the Signatory pages.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

SIGNATORY PAGE

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Mutual Release on the respective dates set forth below.

ROYAL MINES AND MINERALS CORP

Dated as of November 15, 2008	By:	/s/ Jason S. Mitchell
Jason S. Mitchell
Chief Financial Officer, Director

Dated as of November 15, 2008	By:	/s/ Kenneth Ian Matheson
Kenneth Ian Matheson
Director

William C. Tao, Ph.D., INDIVIDUAL

Dated as of November 15, 2008	By:
William C. Tao, Ph.D. Executive